Filed Pursuant to Rule 433
Registration No. 333-278551

Term Sheet dated June 10, 2024, supplementing

the Preliminary Prospectus Supplement dated

June 10, 2024

Final Term Sheet

ArcelorMittal

$500,000,000 6.000% Notes due June 17, 2034

This final term sheet dated June 10, 2024, relates only to the securities described below and should be read together with the preliminary prospectus supplement dated June 10, 2024, and the accompanying prospectus (including the documents incorporated by reference in the Preliminary Prospectus and the accompanying prospectus) (together, the “Preliminary Prospectus”) before making a decision in connection with an investment in the securities. Terms used but not defined herein have the meaning ascribed to them in the Preliminary Prospectus.

Issuer:	ArcelorMittal
Offering Format:	SEC-Registered
Ranking:	Senior, Unsecured
Security Description:	6.000% Notes due June 17, 2034
Size:	$500,000,000
Price:	99.859% of face amount
Maturity Date:	June 17, 2034, unless earlier redeemed
Coupon:	6.000% per annum, Fixed, Semi-annual
Yield to Maturity:	6.019%
Benchmark Treasury:	UST 4.375% due May 15, 2034
Benchmark Treasury Price and Yield:	99-08;4.469%
Spread to Benchmark Treasury:	155 bps
Interest Payment Dates:	June 17 and December 17, commencing December 17, 2024
Total Net Proceeds Before Expenses:	The net proceeds of the Notes offering, after deduction of the underwriting discount of approximately $2,250,000, amount to approximately $497,045,000.
Use of Proceeds:	ArcelorMittal intends to use the net proceeds of this offering for general corporate purposes.
Optional Redemption:	(i) make-whole call, in whole or in part, at any time prior to the Par Call Date and (ii) on or after the Par Call Date, in whole or in part, at a redemption price equal to 100% of the principal amount, in each case plus accrued and unpaid interest thereon, if any, up to (but excluding) the redemption date.
Redemption for Taxation Reasons:	ArcelorMittal may redeem all but not in part of the Notes for one or more certain taxation reasons (each as described in the Preliminary Prospectus Supplement), at a redemption price equal to 100% of the principal amount, plus accrued and unpaid interest (including any additional amounts) thereon, if any, up to (but excluding) the redemption date.
Change of Control:	101%
Make-whole Spread:	T+25 bps
Par Call Date:	March 17, 2034
Trade Date:	June 10, 2024
Settlement Date:	T+5; June 17, 2024

CUSIP:	03938LBG8
ISIN:	US03938LBG86
Denominations/Multiple:	$2,000 x $1,000
Expected Security Ratings*:	Baa3 (positive) / BBB- (positive) (Moody’s / S&P)
Underwriters:	Joint Book-Running Managers BofA Securities, Inc. Citigroup Global Markets Inc. Goldman Sachs & Co. LLC J.P. Morgan Securities LLC RBC Capital Markets, LLC SMBC Nikko Securities America, Inc.
Listing:	None
Governing Law:	The indenture and the Notes will be governed by the laws of the State of New York. The provisions of articles 470-1 to 470-19 of the Luxembourg law of August 10, 1915, on commercial companies, as amended, do not apply to the Notes

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by contacting J.P. Morgan Securities LLC by calling collect at 1-212-834-4533; BofA Securities, Inc. by calling toll free: 1-800-294-1322; Citigroup Global Markets Inc. by calling toll-free: 1-800-831-9146; Goldman Sachs & Co. LLC by calling toll-free: 1-866-471-2526; RBC Capital Markets, LLC by calling toll-free: 1-866-375-6829; or SMBC Nikko Securities America, Inc. by calling toll free: 1-888-868-6856.

MiFID II professionals/ECPs-only/No PRIIPs KID—Manufacturer Target Market (MiFID II Product Governance) is eligible counterparties and professional clients only (all distribution channels). No PRIIPs Key Information Document (KID) has been prepared as not available to retail in EEA.

The underwriters expect to deliver the Notes on or about June 17, 2024, which will be five business days (as such term is used for purposes of Rule 15c6-1 of the U.S. Exchange Act) following the date of pricing of the Notes (this settlement cycle is being referred to as “T+5”). Under Rule 15c6-1 of the U.S. Exchange Act, trades in the secondary market generally are required to settle in one business day unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes on any date prior to the first business day before delivery will be required to specify an alternative settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of the Notes who wish to make such trades should consult their own advisors.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.

Final Term Sheet

ArcelorMittal

$500,000,000 6.350% Notes due June 17, 2054

This final term sheet dated June 10, 2024, relates only to the securities described below and should be read together with the preliminary prospectus supplement dated June 10, 2024, and the accompanying prospectus (including the documents incorporated by reference in the Preliminary Prospectus and the accompanying prospectus) (together, the “Preliminary Prospectus”) before making a decision in connection with an investment in the securities. Terms used but not defined herein have the meaning ascribed to them in the Preliminary Prospectus.

Issuer:	ArcelorMittal
Offering Format:	SEC-Registered
Ranking:	Senior, Unsecured
Security Description:	6.350% Notes due June 17, 2054
Size:	$500,000,000
Price:	99.324% of face amount
Maturity Date:	June 17, 2054, unless earlier redeemed
Coupon:	6.350% per annum, Fixed, Semi-annual
Yield to Maturity:	6.401%
Benchmark Treasury:	UST 4.250% due February 15, 2054
Benchmark Treasury Price and Yield:	94-11;4.601%
Spread to Benchmark Treasury:	180 bps
Interest Payment Dates:	June 17 and December 17, commencing December 17, 2024
Total Net Proceeds Before Expenses:	The net proceeds of the Notes offering, after deduction of the underwriting discount of approximately $4,375,000, amount to approximately $492,245,000.
Use of Proceeds:	ArcelorMittal intends to use the net proceeds of this offering for general corporate purposes.
Optional Redemption:	(i) make-whole call, in whole or in part, at any time prior to the Par Call Date and (ii) on or after the Par Call Date, in whole or in part, at a redemption price equal to 100% of the principal amount, in each case plus accrued and unpaid interest thereon, if any, up to (but excluding) the redemption date.
Redemption for Taxation Reasons:	ArcelorMittal may redeem all but not in part of the Notes for one or more certain taxation reasons (each as described in the Preliminary Prospectus Supplement), at a redemption price equal to 100% of the principal amount, plus accrued and unpaid interest (including any additional amounts) thereon, if any, up to (but excluding) the redemption date.
Change of Control:	101%
Make-whole Spread:	T+30 bps
Par Call Date:	December 17, 2053
Trade Date:	June 10, 2024
Settlement Date:	T+5; June 17, 2024
CUSIP:	03938LBH6

ISIN:	US03938LBH69
Denominations/Multiple:	$2,000 x $1,000
Expected Security Ratings*:	Baa3 (positive) / BBB- (positive) (Moody’s / S&P)
Underwriters:	Joint Book-Running Managers BofA Securities, Inc. Citigroup Global Markets Inc. Goldman Sachs & Co. LLC J.P. Morgan Securities LLC RBC Capital Markets, LLC SMBC Nikko Securities America, Inc.
Listing:	None
Governing Law:	The indenture and the Notes will be governed by the laws of the State of New York. The provisions of articles 470-1 to 470-19 of the Luxembourg law of August 10, 1915, on commercial companies, as amended, do not apply to the Notes

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by contacting J.P. Morgan Securities LLC by calling collect at 1-212-834-4533; BofA Securities, Inc. by calling toll free: 1-800-294-1322; Citigroup Global Markets Inc. by calling toll-free: 1-800-831-9146; Goldman Sachs & Co. LLC by calling toll-free: 1-866-471-2526; RBC Capital Markets, LLC by calling toll-free: 1-866-375-6829; or SMBC Nikko Securities America, Inc. by calling toll free: 1-888-868-6856.

MiFID II professionals/ECPs-only/No PRIIPs KID—Manufacturer Target Market (MiFID II Product Governance) is eligible counterparties and professional clients only (all distribution channels). No PRIIPs Key Information Document (KID) has been prepared as not available to retail in EEA.

The underwriters expect to deliver the Notes on or about June 17, 2024, which will be five business days (as such term is used for purposes of Rule 15c6-1 of the U.S. Exchange Act) following the date of pricing of the Notes (this settlement cycle is being referred to as “T+5”). Under Rule 15c6-1 of the U.S. Exchange Act, trades in the secondary market generally are required to settle in one business day unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes on any date prior to the first business day before delivery will be required to specify an alternative settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of the Notes who wish to make such trades should consult their own advisors.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.

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